Exhibit 99.1

Modine Reports Third Quarter Fiscal 2011 Operating Income of $9.9 million and Diluted EPS of $0.12

RACINE, Wis.--(BUSINESS WIRE)--February 1, 2011--Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the third quarter ended December 31, 2010. Highlights include:

  Sales were $360 million, up 19 percent from the same period last year;
  Gross profit increased 20 percent to $57.1 million;
  Operating income of $9.9 million represented a 73 percent improvement from the prior year;
  Net earnings were $5.8 million resulting in diluted earnings per share of $0.12 versus $0.08 for the same period last year; and
  Adjusted EBITDA was $26.6 million, a $1.3 million increase from the prior year.

“Our company’s strong performance during the third quarter is evident with the continued improvement in sales and operating income compared to the same quarter one year ago,” said Modine President and Chief Executive Officer Thomas A. Burke. “Our end markets continue to recover and I am excited about our strengthening product portfolio and technology pipeline, yet there is still work to do. We continue the challenging work associated with optimizing our manufacturing footprint in conjunction with the strategic change in our product portfolio in addition to launching many new programs globally as a result of our growth strategies. We remain focused on profitably growing each of our business segments, and remain on the path to achieve our objective of 11 to 12 percent return on average capital employed by the end of fiscal 2013.”

Third Quarter Financial Results

Net sales in the third quarter of fiscal 2011 improved $57.7 million, or 19 percent, from the third quarter of fiscal 2010, with increases primarily within the commercial vehicle and off-highway markets in North America, as well as within the European premium automotive and commercial vehicle markets. Gross profit increased 20 percent, or $9.4 million, on the increased sales volumes, resulting in a gross margin of 15.9 percent. The benefits from higher sales volumes were partially offset by a changing sales mix weighted more heavily toward the vehicular segments, incremental costs of program launches and increased metals prices. As expected, selling, general and administrative (SG&A) expense increased $5.3 million year over year, yet decreased 70 basis points as a percentage of sales. This increase in SG&A is due to higher employee benefits, higher engineering and development costs and investment in growth in Asia and the Commercial Products segment. Operating income increased $4.2 million to $9.9 million from the third quarter of fiscal 2010, primarily as a result of the improved sales volumes. Net earnings of $5.8 million represented an increase of $2.0 million, or 53 percent, from the same period in the prior year.

The company generated free cash flow of $11.4 million during the quarter. Net debt was $111.2 million at the end of the quarter, a decrease of $12.4 million from the second quarter of fiscal 2011. Adjusted EBITDA was $26.6 million during the third quarter of fiscal 2011, an increase of $1.3 million, or 5 percent, compared to one year ago.

“Overall we are pleased with our third quarter results, including the continued sales growth in conjunction with the recovery in our end markets, improved net earnings and free cash flow generation,” said Michael B. Lucareli, Vice President, Finance, Chief Financial Officer and Treasurer. “We continue to execute on our long-term strategy of de-emphasizing the automotive module business and launching new replacement programs. We also remain focused on aggressively managing our raw materials cost exposure through hedging activities and customer agreements.”

Third Quarter Segment Results

Original Equipment – Europe segment sales were up 10 percent to $139.9 million, from $127.0 million reported one year ago. Excluding the impact of foreign currency exchange rate changes, sales increased 20 percent, primarily in the premium automotive and commercial vehicle markets. Operating income improved 13.8 percent, including the sale of the Tubingen, Germany facility for cash proceeds of $7.3 million and a gain of $2.2 million. This segment continues to launch multiple new programs with increased focus on the commercial vehicle and off-highway markets.

Original Equipment – North America segment sales increased 23 percent to $124.5 million, compared to $101.3 million one year ago. The increase was driven primarily by the continued recovery within the off-highway and Class 8 commercial vehicle markets. This segment’s operating income increased $6.0 million and gross margin improved 430 basis points as a result of better fixed cost absorption due to the higher sales volumes. We recorded an asset impairment charge of $1.0 million in this segment against facilities held for sale due to the continued decline in the real estate market for commercial property.

Commercial Products segment sales remained strong at $48.4 million, which is consistent with the prior year, with strong seasonal heating sales in North America. This segment’s gross margin of 30.2 percent was the second highest quarterly gross margin achieved in the past several years. The Commercial Products segment continues to generate the highest operating margin in the company with operating income of $7.0 million for the quarter, or 14.4 percent of sales.

South America segment sales rose 13 percent to $36.4 million, compared to $32.3 million one year ago. Excluding the positive impact of foreign currency exchange rate changes, sales increased 10 percent in this segment. The improved sales reflect an overall strengthening in the Brazilian economy, specifically within the commercial vehicle and off-highway markets, as well as within the Aftermarket business. This segment’s gross margin of 19.1 percent is slightly improved from one year ago, largely due to improved operating leverage on higher sales volume partially offset by increased materials costs. Operating income decreased $1.6 million, largely due to an environmental remediation charge of $1.8 million related to a pre-acquisition groundwater contamination issue the company has been addressing.

Original Equipment – Asia segment sales increased 89 percent to $16.9 million, while gross margin improved to 7.6 percent, compared to a gross margin of 2.7 percent one year ago. This performance reflects the continued growth within this segment as its start-up operations mature, particularly with increased program launch activity within the off-highway market. This segment recorded an operating loss of $0.9 million compared to a loss of $0.7 million in the prior year as the improved gross margin was offset by higher SG&A costs as the company continues to invest in the growth of this region.

Outlook

“Consistent with the past few quarters, our sales volumes continue to be slightly better than expected,” Lucareli commented. “Based on these solid results, we are raising our full fiscal year sales volume and adjusted EBITDA guidance.”

We expect the company’s results for fiscal 2011 to include:

  A 22 to 24 percent increase in sales year over year;
  A 20 to 25 percent variable contribution margin on the higher year over year sales;
  An approximate $22 million increase in SG&A expenses, as anticipated, year over year;
  Interest expense of approximately $33 million;
  Expected income tax expense of approximately $14 to $16 million;
  Adjusted EBITDA in a range of $115 to $118 million; and
  Capital expenditures in a range of $50 to $60 million.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, February 1, 2011 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss its fiscal 2011 third quarter. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. The dial-in phone number for the audio portion of the call is 800.706.7745; passcode 41385037. The international call-in number is 617.614.3472; passcode 41385037. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com about two hours after the live call concludes. A call-in replay will be available through February 8, 2011, at 888.286.8010; passcode 61437736 or, for international callers, at 617.801.6888; passcode 61437736. We will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on to the company’s website, on or about February 3, 2011.

About Modine

Modine, with fiscal 2010 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,300 people at 28 facilities worldwide in 14 countries. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under “Outlook,” accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2010 and under Forward-Looking Statements in Item 7 of Part II of that same annual report and the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010. Other risks and uncertainties include, but are not limited to, the following: the impact the current global economic condition is having on Modine, its customers and its suppliers and any worsening of such economic conditions leading to declining sales volumes; operational inefficiencies as a result of program launches and product transfers; the impact of currency exchange rate fluctuations, particularly the value of the euro relative to the U.S. dollar; the impact on Modine of increases in commodity prices, particularly aluminum and copper and its ability to pass these prices on to customers; changes in sales mix to products with lower margins; Modine’s continued ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission. The company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, net debt, free cash flow, return on average capital employed (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management and the company’s lenders as performance measures to judge liquidity and covenant compliance and for estimating the company’s earnings growth prospects. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the GAAP measures. The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The company’s earnings (loss) from continuing operations before interest expense and provision for income taxes, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and up to $40.0 million of cash restructuring and repositioning charges, not to exceed $20.0 million in any fiscal year, and further adjusted to add back depreciation and amortization expense, as defined in the applicable debt agreements. This is a financial measure of the profit generated excluding the above-mentioned items.

Definition – Net debt

The sum of short- and long-term debt, less cash on hand. This is an indicator of the company’s debt position after considering on hand cash balances.

Definition – Free cash flow

The sum of net cash provided by (used for) operating and investing activities adjusted to exclude prepayment penalties on senior notes. This is a liquidity measure of the cash available for permitted distributions.

Definition – Return on average capital employed (ROACE)

Net earnings (loss), adding back after-tax interest expense and adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and cash restructuring and repositioning charges; divided by the average of debt plus shareholders’ equity; this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

-- Financial tables follow --

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
Net sales	$360,043	$302,390	$1,051,114	$838,320
Cost of sales	302,948	254,674	877,718	712,380
Gross profit	57,095	47,716	173,396	125,940
Selling, general & administrative expenses	45,971	40,672	133,011	116,236
Restructuring (income) expense	(28)	1,056	13	(907)
Impairment of long-lived assets	1,274	273	2,500	5,116
Operating Income	9,878	5,715	37,872	5,495
Interest expense	2,602	3,793	30,239	18,895
Other income - net	(179)	(441)	(2,191)	(7,122)
Earnings (loss) from continuing operations before income taxes	7,455	2,363	9,824	(6,278)
Provision for income taxes	1,637	238	10,364	2,125
Earnings (loss) from continuing operations	5,818	2,125	(540)	(8,403)
Earnings (loss) from discontinued operations (net of income taxes)	-	2,084	(2,932)	(8,348)
Loss on sale of discontinued operations (net of income taxes)	(34)	(430)	(110)	(430)
Net earnings (loss)	$5,784	$3,779	$(3,582)	$(17,181)

Earnings (loss) from continuing operations per common share:
Basic	$0.13	$0.05	$(0.01)	$(0.23)
Diluted	$0.12	$0.05	$(0.01)	$(0.23)

Net earnings (loss) per common share:
Basic	$0.12	$0.08	$(0.08)	$(0.46)
Diluted	$0.12	$0.08	$(0.08)	$(0.46)

Weighted average shares outstanding:
Basic	46,235	45,941	46,114	37,066
Diluted	46,892	46,244	46,114	37,066

Dividends paid per share	$-	$-	$-	$-

Comprehensive earnings, which represents net earnings (loss) adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended December 31, 2010 and 2009 were $4,131 and $413, respectively, and for the nine month periods ended December 31, 2010 and 2009, were $600 and $24,788, respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
	December 31, 2010	March 31, 2010
Assets
Cash and cash equivalents	$40,415	$43,657
Short term investments	2,652	1,239
Trade receivables - net	174,453	167,745
Inventories	117,998	99,559
Other current assets	51,725	43,242
Total current assets	387,243	355,442
Property, plant and equipment - net	404,242	418,616
Other noncurrent assets	56,373	66,194
Total assets	$847,858	$840,252
Liabilities and shareholders' equity
Debt due within one year	$6,193	$3,245
Accounts payable	130,511	142,209
Other current liabilities	138,484	125,946
Total current liabilities	275,188	271,400
Long-term debt	145,427	135,952
Deferred income taxes	10,891	10,830
Other noncurrent liabilities	85,788	97,984
Total liabilities	517,294	516,166
Shareholders' equity	330,564	324,086
Total liabilities & shareholders' equity	$847,858	$840,252

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Nine months ended December 31,		2010	2009

Cash flows from operating activities:
Net loss		$(3,582)	$(17,181)
Adjustments to reconcile net loss with net cash provided
by operating activities:
Depreciation and amortization		42,493	49,625
Impairment of long-lived assets		2,500	12,763
Other - net		4,374	(581)
Net changes in operating assets and liabilities		(47,205)	5,244
Net cash (used for) provided by operating activities		(1,420)	49,870

Cash flows from investing activities:
Expenditures for plant, property and equipment		(31,119)	(41,449)
Proceeds from dispositions of assets		3,577	8,130
Proceeds from sale of assets held for sale and discontinued operations		8,841	11,249
Settlement of derivative contracts		(48)	(6,544)
Other - net		3,709	4,024
Net cash used for investing activities		(15,040)	(24,590)

Cash flows from financing activities:
Net increase (decrease) in debt		12,592	(119,708)
Issuance of common stock		-	93,025
Other - net		543	(1,795)
Net cash provided by (used for) financing activities		13,135	(28,478)

Effect of exchange rate changes on cash		83	3,823

Net (decrease) increase in cash and cash equivalents		(3,242)	625

Cash and cash equivalents at beginning of the period		43,657	43,536

Cash and cash equivalents at end of the period		$40,415	$44,161

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended December 31,			Nine months ended December 31,
	2010	2009		2010	2009
Sales:
Original Equipment - Asia	$16,859	$8,934		$41,623	$22,411
Original Equipment - Europe	139,946	126,980		396,990	344,588
Original Equipment - North America	124,505	101,296		379,879	293,559
South America	36,429	32,254		114,513	82,871
Commercial Products	48,406	48,371		134,799	127,956
Segment sales	366,145	317,835		1,067,804	871,385
Corporate and administrative	379	481		1,157	2,019
Eliminations	(6,481)	(15,926)		(17,847)	(35,084)
Total net sales	$360,043	$302,390		$1,051,114	$838,320

Operating income/(loss):
Original Equipment - Asia	$(883)	$(675)		$(2,530)	$(3,630)
Original Equipment - Europe	7,285	6,400		21,107	15,757
Original Equipment - North America	5,504	(541)		21,585	3,552
South America	1,182	2,788		9,972	6,296
Commercial Products	6,967	7,927		17,303	16,131
Segment operating income	20,055	15,899		67,437	38,106
Corporate and administrative	(10,158)	(10,174)		(29,576)	(32,715)
Eliminations	(19)	(10)		11	104
Operating Income	$9,878	$5,715		$37,872	$5,495

Modine Manufacturing Company
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations (unaudited)
(In thousands)

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
Earnings (loss) from continuing operations	$5,818	$2,125	$(540)	$(8,403)
Interest expense	2,602	3,793	30,239	18,895
Provision for income taxes	1,637	238	10,364	2,125
Depreciation and amortization (a)	14,168	16,045	42,493	47,983
EBITDA from continuing operations	24,225	22,201	82,556	60,600

Restructuring and repositioning charges	537	2,463	3,570	2,392
Non-cash charges (b)	1,819	583	-	1,811
Adjusted EBITDA	$26,581	$25,247	$86,126	$64,803

(a) Depreciation and amortization expense represents total depreciation and amortization from continuing operations less accelerated depreciation which is included in non-cash charges.

(b) Non-cash charges are comprised of long-lived asset impairments, non-cash restructuring and repositioning charges, exchange gains or losses on intercompany loans and non-cash charges which are unusual, non-recurring or extraordinary.

Net debt (unaudited)
(In thousands)

	December 31, 2010	March 31, 2010
Debt due within one year	$6,193	$3,245
Long-term debt	145,427	135,952
Total debt	151,620	139,197

Less: cash and cash equivalents	40,415	43,657
Net debt	$111,205	$95,540

Free cash flow (unaudited)
(In thousands)

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
Net cash provided by (used for) operating activities	$14,444	$31,001	$(1,420)	$49,870
Net cash (used for) provided by investing activities	(3,051)	6,436	(15,040)	(24,590)
Prepayment penalties on senior notes	-	3,449	16,570	3,449
Free cash flow	$11,393	$40,886	$110	$28,729

CONTACT:
Modine Manufacturing Company
Bob Kampstra, 262-636-2919
r.r.kampstra@na.modine.com